UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 8, 2006

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103-4813

(Address of principal executive offices) (Zip Code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	Unregistered Sales of Equity Securities.

From July 27, 2006 through November 8, 2006, we issued an aggregate of 659,235 shares of our Class B common stock to certain employees, officers, a consultant and a director upon the exercise of options awarded under our 2000 Stock Incentive Plan. We received aggregate proceeds of $1.2 million as a result of the exercise of these options. We believe these transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. All option grants made under the 2000 Stock Incentive Plan were made prior to our initial public offering. No further option grants will be made under our 2000 Stock Incentive Plan. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Each share of our Class B common stock is convertible into one share of our Class A common stock at any time at the option of the holder or upon the affirmative vote of the holders of a majority of the shares of Class B common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, except for certain transfers described in our amended and restated certificate of incorporation.

On November 8, 2006, 37,925,505 shares of our Class A common stock and 69,534,196 shares of our Class B common stock were issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/s/ Kevin Yeaman
Kevin Yeaman Chief Financial Officer (Principal Accounting and Financial Officer)

Date: November 16, 2006